Exhibit 5.1

December 18, 2020

Nxt-ID, Inc.

288 Christian Street

Hangar C 2nd Floor

Oxford, CT 06478

Ladies and Gentlemen:

We have acted as special counsel to Nxt-ID, Inc., a Delaware corporation (the “Company”), in connection with a final prospectus supplement, dated December 17, 2020 (the “Final Prospectus Supplement”) to the prospectus which forms a part of a Registration Statement (as amended from time-to-time, referred to as the “Registration Statement”) on Form S-3 filed by the Company November 30, 2018 (File No. 333-228624), under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on December 12, 2018, relating to the public offering of (i) 1,515,151 shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”); (ii) 3,030,303 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (iii) common stock purchase warrants to purchase up to 1,000,000 shares of Common Stock (the “Warrants”) and (iv) the 1,000,000 shares of Common Stock that are issuable from time to time upon exercise of the Warrants (the “Warrant Shares”). The Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares are referred to herein collectively as the “Securities.” The Securities are to be sold pursuant to a securities purchase agreement, dated as of December 16, 2020, by and among the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the certificate of incorporation of the Company, as amended to date, (b) the Amended and Restated Certificate of Designation of Preferences, Right and Limitations of the Company for the Series D Convertible Preferred Stock (the “Certificate of Designation”), (c) the bylaws of the Company, as amended to date, (c) the Registration Statement and all exhibits thereto, (d) the Final Prospectus Supplement and (e) the Purchase Agreement and all schedules and exhibits thereto. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and their representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

 Based upon and subject to the foregoing, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) the Preferred Shares, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Conversion Shares when issued by the Company, upon conversion of the Preferred Shares, and in accordance with all of the terms and conditions of the Certificate of Designation, will be validly issued, fully paid and non-assessable, (iv) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, such Warrants, when sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company, and (v) the Warrant Shares issuable pursuant to the Warrants upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Warrants, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Final Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 18, 2020, incorporated by reference into the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours, /s/ Sullivan & Worcester LLP